Exhibit 99.1

News Release

Contact: Michael A. Kuglin

Chief Financial Officer & Chief Accounting Officer

P.O. Box 206, Whippany, NJ 07981-0206

Phone: 973-503-9252

_____________________________________________________________________________________

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces Results

from Tri-Annual Meeting of Unitholders

Whippany, New Jersey, May 16, 2018 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced the results from its 2018 Tri-Annual Meeting of Unitholders held on May 15, 2018.

At the meeting, the Unitholders re-elected to the Board of Supervisors, for a three-year term, all eight nominees proposed by the Board:

Nominee

Harold R. Logan, Jr.

John Hoyt Stookey

Jane Swift

Lawrence C. Caldwell

Matthew J. Chanin

Terence J. Connors

William M. Landuyt

Michael A. Stivala

At the meeting, the Unitholders also approved: (1) the ratification of the appointment of PricewaterhouseCoopers LLP as the Partnership’s independent registered public accounting firm for the Partnership’s 2018 fiscal year; (2) the Partnership’s 2018 Restricted Unit Plan authorizing the issuance of up to 1,800,000 common units pursuant to awards granted under that Plan; and (3) an advisory amendment resolution approving executive compensation (commonly referred to as “Say-on-Pay”).

Because the Partnership’s agreement of limited partners provides for Tri-Annual Meetings of the Unitholders (once every three years), no proposal regarding the frequency of Say-on-Pay resolutions was presented to the Unitholders at the meeting.  The Partnership will, for so long as required by applicable law, include a Say-on-Pay proposal at each Tri-Annual Meeting.

A detailed report of Unitholder voting results at the Partnership’s 2018 Tri-Annual Meeting of Unitholders can be found on Suburban Propane’s website at

http://investor.suburbanpropane.com/tri-annual-meeting or in the Current Report on Form 8-K that the Partnership is filing with the Securities and Exchange Commission.

Suburban Propane Partners, L.P., is a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, servicing approximately one million customers through 668 locations across 41 states.  It is proudly celebrating 90 years of innovation, growth and quality service in 2018. Dedication to safety, integrity, and an unwavering focus on outstanding customer service to its customers and the local communities it serves are cornerstones of its core values. Suburban Propane is a New York Stock Exchange listed limited partnership headquartered in Whippany, NJ. For additional information on Suburban Propane, please visit https://www.suburbanpropane.com/.

# # #